Exhibit 16.1

August 18, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read section Change in Registrant’s Certifying Accountant of Form 6-K dated August 18, 2022, of Melco Resorts & Entertainment Limited and are in agreement with the statements contained in the third, fourth and sixth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young

Hong Kong, Special Administrative Region of the People’s Republic of China